Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Plug Power Inc.

We consent to the use of our reports dated March 31, 2011, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference in this Registration Statement on Form S-3 of Plug Power Inc. related to the registration of $100,000,000 of any combination of common stock, preferred stock, warrants, and units of Plug Power Inc. and to the reference of our firm under the heading “Experts” in the prospectus.

Our report with respect to the consolidated financial statements refers to a change in the method of accounting for revenue arrangements with multiple-deliverables entered into or substantially modified after January 1, 2010.

/s/ KPMG LLP

Albany, New York

March 31, 2011